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NEWS RELEASE

FOR INFORMATION CONTACT:                                  [GRT LISTED NYSE LOGO]

GLIMCHER REALTY TRUST
20 SOUTH THIRD STREET
COLUMBUS, OHIO 43215

William G. Cornely           Melinda A. Janik         Carolee J. Oertel
Exec. V.P., COO              Sr. V.P., CFO            Executive Project Manager
bcornely@glimcher.com        mjanik@glimcher.com      coertel@glimcher.com
(614)621-9000 x111           (614)621-9000 x121       (614)621-9000 x119

FOR IMMEDIATE RELEASE                                               EXHIBIT 99.3
MAY 1, 2003

                         GLIMCHER REALTY TRUST ANNOUNCES
                     ACQUISITION OF JOINT VENTURE INTERESTS

COLUMBUS, OHIO--MAY 1, 2003--GLIMCHER REALTY TRUST, (NYSE: GRT), one of the country's premier retail REITs, announced that it has executed a letter of intent to acquire the third party joint venture interest in Eastland Mall, an approximately 1,065,000 square foot regional mall located in Charlotte, NC. The Company currently holds a 20% interest in the property and will acquire the remaining 80%. The transaction is expected to close in approximately 90 days.

The Company also announced that on April 24, 2003, Glimcher Properties Limited Partnership, its operating partnership, completed the acquisition of a 50% interest in G & G Blaine LLC, and a related parcel of land for approximately $2,960,000. The Company previously held a 50% interest in G&G Blaine. With the completion of this transaction, the Company gained control of a vacant 173,000 square foot anchor building at Northtown Mall in Minneapolis, MN, that had previously been occupied by Montgomery Ward.

After the closing of these transactions, the Company will have two remaining joint venture properties. The Company is currently pursuing the acquisition of the third party interest in these properties.

ABOUT THE COMPANY

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

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Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, rejection of leases by tenants in bankruptcy, financing and development risks, lease-up delays, the level and volatility of interest rates, the financial stability of tenants within the retail industry, and failure to close or delays in the closing of the proposed Eastland Mall acquisition as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

                       VISIT GLIMCHER AT: WWW.GLIMCHER.COM